Exhibit 99.1

IDT Corporation Reports Record Fourth Quarter and Fiscal Year 2026 Results

Record fourth quarter Gross Profit +18%; Income from Operations +52%; Adjusted EBITDA* +22%

FY 2026 Income from Operations of $121M (+21%); Adjusted EBITDA of $155M (+17%)

NEWARK, NJ — September 28, 2026: IDT Corporation (NYSE: IDT), a global provider of fintech, communications, and AI-powered customer experience solutions, today reported results for its fourth quarter and full fiscal year 2026, the three and twelve months ended July 31, 2026.

4Q26 HIGHLIGHTS **

●	Consolidated Results

○	Revenue: +7% to $339.0 million;
○	Gross profit / margin: +18% to $134.8 million / +360 bps to 39.8%;
○	Income from operations: +52% to $33.2 million;
○	Net income attributable to IDT: +29% to $21.7 million;
○	GAAP EPS: Increased to $0.87 from $0.67;
○	Non-GAAP EPS: Increased to $0.94 from $0.76;
○	Adjusted EBITDA: +22% to $41.2 million.

●	Key Businesses / Segments

○	NRS

■	Revenue: +31% to $45.0 million;
■	Income from operations: +105% to $12.0 million;
■	Adjusted EBITDA: +47% to $14.0 million.

○	BOSS Money / Fintech segment

■	BOSS Money digital revenue: +22% to $33.7 million;
■	Fintech segment revenue: +12% to $47.1 million;
■	Fintech segment income from operations: +15% to $5.5 million;
■	Fintech segment Adjusted EBITDA: +17% to $6.5 million.

○	net2phone

■	Subscription revenue: +10% to $24.5 million;
■	Income from operations: +75% to $2.6 million;
■	Adjusted EBITDA: +26% to $4.4 million.

○	Traditional Communications

■	Revenue: +2% to $222.0 million;
■	Gross profit: +0.4% to $41.1 million;
■	Income from operations: +8% to $16.6 million;
■	Adjusted EBITDA: +12% to $19.9 million.

FY 2026 HIGHLIGHTS

●	Consolidated Results

○	Revenue: +5% to $1,298.0 million;
○	Gross profit / margin: +11% to $496.8 million / +200 bps to 38.3%;
○	Income from operations: +21% to $121.2 million;
○	Net income attributable to IDT: +14% to $86.6 million;
○	GAAP EPS: Increased to $3.46 from $3.01;
○	Non-GAAP EPS: Increased to $3.82 from $3.19;
○	Adjusted EBITDA: +17% to $154.6 million.

●	Key Businesses / Segments

○	NRS

■	Revenue: +24% to $159.4 million;
■	Income from operations: +42% to $39.3 million;
■	Adjusted EBITDA: +30% to $45.8 million.

○	BOSS Money / Fintech segment

■	BOSS Money digital revenue: +21% to $119.4 million;
■	Fintech segment revenue: +14% to $176.0 million;
■	Fintech segment income from operations: +40% to $21.5 million;
■	Fintech segment Adjusted EBITDA: +41% to $26.2 million.

○	net2phone

■	Subscription revenue: +11% to $94.9 million;
■	Income from operations: +84% to $9.1 million;
■	Adjusted EBITDA: +33% to $16.1 million.

○	Traditional Communications

■	Revenue: +1% to $865.9 million;
■	Gross profit: (4)% to $162.6 million;
■	Income from operations: (5)% to $63.4 million;
■	Adjusted EBITDA: +1% to $77.3 million.

*This release discloses certain Non-GAAP financial measures (Adjusted EBITDA, Non-GAAP EPS, NRS' ‘Rule of 40,’ and adjusted net cash provided by operating activities) as well as certain Key Performance Metrics (net2phone subscription revenue, net2phone constant currency subscription revenue growth rate, NRS Average Monthly Network Gross Profit per Location, and BOSS Money transactions and digital channel send volume). Please see the explanations of those measures and metrics, the reasons for their inclusion and reconciliations of Non-GAAP measures to their closest GAAP measures at the end of this release.

**Throughout this release, unless otherwise noted, results for the fourth quarter of fiscal year 2026 (4Q26) are compared to the fourth quarter of fiscal year 2025 (4Q25) and results for FY 2026 are compared to FY 2025. All earnings per share (EPS) and other ‘per share’ results are per diluted share.

REMARKS BY SHMUEL JONAS, CEO

IDT’s fourth quarter capped off a strong fiscal year, highlighted by accelerated topline and Adjusted EBITDA growth.

Our three higher-margin growth segments, NRS, Fintech and net2phone, each increased their respective quarterly and full-year contributions, while our Traditional Communications segment generated more Adjusted EBITDA in fiscal 2026 than it did in fiscal 2025 or 2024.

At NRS, we continue to develop and deploy new, high-value functionalities for our retailers, such as our recent Uber Eats integration following the Grubhub and DoorDash partnerships we announced last year.  These advances are supplementing other tailwinds driving gains in Merchant Services revenues.  Also in the fourth quarter, Advertising and Data revenue returned to growth, bolstered by our recent acquisition. Taken together, these developments helped drive a 47% year-over-year increase in NRS' fourth quarter Adjusted EBITDA. Looking ahead, we are working on several product initiatives to increase sales to our existing retailer base and to attract new retailers to the NRS network.

Our BOSS Money remittance business shares its brand identity, distribution networks and addressable markets with our other BOSS-branded offerings. In recent years, we invested heavily to build and improve our BOSS apps. That strategy is paying off as BOSS Money continues to grow rapidly - thanks in part to the quality of our apps and our customer-centric service.

At BOSS Money, remittances surpassed a 30 million annual transaction run-rate for the first time in May, thanks to strong Mother's Day results in our digital channel. This channel contributed 88% of our total transaction volume in the fourth quarter with transactions and revenue both increasing by 20+%.

We recently launched money transfers via our WhatsApp channel, and we closed the fiscal year by deploying a digital wallet here in the U.S. The wallet enables our customers to load funds, store promotions, and pay for services.  In addition, the BOSS Money app is extending its geographic reach, launching internationally with differentiated features by country including peer-to-peer remittances, a stablecoin-backed wallet with a reloadable debit card and other money management tools.  We are also launching a BOSS Money branded rechargeable card with credit building features. All of these developments mark early steps toward a broader suite of BOSS Money-branded financial services and tools that we intend to offer globally.

net2phone delivered another solid quarter as we enhanced our cloud communications portfolio with both native and standalone AI solutions for businesses across the globe. Our agentic AI solutions, AI Agent and Coach, combined with our new integration layer, enable customers to connect their everyday business applications and workflow tools with net2phone's suite of services. net2phone's AI tools and applications are driving nearly every conversation with our clients. That process is delivering new logos and accelerating accretive sales.  net2phone is on track to surpass the $100 million ARR milestone in the current quarter and we expect continued topline expansion throughout fiscal 2027.

Overall, IDT is well positioned as we begin the new fiscal year with accelerating topline growth, increasing cash generation, and a debt-free balance sheet that affords us strategic flexibility.

4Q26 AND FY 2026 RESULTS BY SEGMENT

National Retail Solutions (NRS)

(Terminals, accounts and retailer locations at end of period. $ in millions, except for Average Monthly GP per Location.* Numbers may not foot due to rounding.)

				4Q26-4Q25				FY26-FY25
	4Q26	3Q26	4Q25	(Δ, % Δ)		FY26	FY25	(% Δ)

Retailer locations	35,400	34,800	32,700	2,700
Active POS terminals	40,400	39,300	37,200	3,200
Payment processing accounts	29,400	29,200	26,500	2,900

Revenue
Merchant Services & Other	$28.5	$25.8	$21.8	+31%		$102.0	$76.8	+33%
Advertising and Data	$10.1	$5.7	$6.8	+49%		$32.1	$31.1	+3%
SaaS Fees	$4.6	$4.5	$4.1	+12%		$17.8	$14.7	+21%
POS Terminal Sales	$1.8	$2.0	$1.7	+10%		$7.5	$6.2	+22%
Total revenue	$45.0	$38.0	$34.3	+31%		$159.4	$128.8	+24%

Gross profit	$42.6	$34.3	$30.5	+40%		$146.6	$116.9	+25%
Gross profit margin	94.8%	90.2%	89.0%	+580	bps	92.0%	90.7%	+130	bps

Average monthly GP per location*	$383	$331	$315	+22%		$352	$316	+12%

SG&A	$27.3	$23.4	$20.0	+37%		$96.1	$78.0	+23%
Technology and development	$2.8	$2.7	$2.3	+25%		$10.8	$8.7	+24%
Income from operations	$12.0	$8.2	$5.8	+105%		$39.3	$27.8	+42%
Adjusted EBITDA	$14.0	$9.8	$9.5	+47%		$45.8	$35.4	+30%
CapEx	$1.7	$0.8	$1.3	+28%		$5.8	$5.4	+8%

NRS Take-Aways:

●

Beginning in 4Q26, IDT is reporting retailer locations and average monthly retailer network gross profit per location ("average monthly GP per location") as its measures of the scope of the NRS retailer network and the contribution of the average retailer on the NRS network, respectively. Retailer locations include stores that actively utilize NRS terminals, NRS payment processing, or both. Average monthly GP per location is gross profit generated within the NRS retailer network divided by average retailer locations. Average monthly GP per location increased 22% to $383 in 4Q26 from $315 in 4Q25, primarily reflecting growth in NRS Pay.

●	The strong NRS revenue increase in 4Q26 was led mainly by Merchant Services and Advertising and Data, and helped drive NRS' 4Q26 ‘Rule of 40’ score to 60.

●

NRS recently launched a partnership with Uber Eats following successful integrations with DoorDash and Grubhub.  Collectively, these and other, smaller, online ordering and delivery partnerships enable NRS retailers to better meet and serve their customers wherever they are while leveraging the scale of the NRS network to further differentiate NRS' offerings.

BOSS Money and Fintech Segment

(Transactions in millions. $ in millions except for average revenue per transaction. Numbers may not foot due to rounding.)

				4Q26-4Q25				FY26-FY25
	4Q26	3Q26	4Q25	(% Δ)		FY26	FY25	(% Δ)
BOSS Money Transactions
Digital channel	6.6	6.0	5.5	+20%		23.6	19.6	+20%
Retail channel	0.9	0.9	1.1	(20)%		3.8	4.2	(9)%
Total transactions	7.5	6.9	6.6	+14%		27.4	23.9	+15%
Digital as a percentage of total	88.1%	87.0%	83.3%	+480	bps	86.0%	82.0%	+400	bps

Fintech Revenue
BOSS Money
Digital channel	$33.7	$31.0	$27.6	+22%		$119.4	$99.0	+21%
Retail channel	$8.7	$8.6	$10.6	(17)%		$37.3	$40.9	(9)%
Total BOSS Money	$42.4	$39.7	$38.2	+11%		$156.7	$139.8	+12%
Other	$4.6	$5.3	$3.9	+20%		$19.3	$14.8	+31%
Total Revenue	$47.1	$45.0	$42.1	+12%		$176.0	$154.6	+14%

Average BOSS Money revenue per transaction*	$5.68	$5.76	$5.81	(2)%		$5.72	$5.85	(2)%

Gross profit	$30.9	$28.3	$24.9	+24%		$109.7	$90.7	+21%
Gross profit margin	65.6%	62.8%	59.1%	+650	bps	62.3%	58.7%	+360	bps
SG&A	$22.9	$20.2	$17.8	+28%		$77.9	$66.2	+18%
Technology and development	$2.5	$2.5	$2.3	+10%		$10.2	$9.1	+12%
Income from operations	$5.5	$5.6	$4.8	+15%		$21.5	$15.4	+40%
Adjusted EBITDA	$6.5	$6.6	$5.5	+17%		$26.2	$18.6	+41%
CapEx	$1.0	$1.0	$0.8	+31%		$3.9	$3.5	+11%

BOSS Money and Fintech Take-Aways:

●

Digital transaction volume as a percentage of total transactions increased to 88.1% in 4Q26, reflecting BOSS Money's focused investments in digital customer acquisition programs and the industry-wide acceleration of the ongoing migration of consumers to digital channels from retail in the wake of a federal tax on remittances imposed on retail transactions beginning on January 1, 2026.

●

Digital channel send volume - the amount of principal transferred by BOSS Money customers using the BOSS Money and BOSS Revolution apps - increased by 38% year-over-year in 4Q26 and by 35% in FY 2026, reflecting increases in both transaction volumes and in average dollars sent per transaction.

●

The Fintech segment’s year-over-year increases in gross profit margin, 650 bps in 4Q26 and 360 bps in FY 2026, primarily reflected the continuing rotation in the transaction mix to higher margin digital transactions from lower margin retail transactions, supplemented by the impact of increased average send amounts and continuous efforts to negotiate more favorable payout terms.

●

The BOSS Money app attained the highest average customer satisfaction score of any of the leading digital money transfer providers serving the U.S. and U.K. markets as evaluated by FXC Intelligence for 2026. It was the second consecutive year that the BOSS Money app has won the honor.

net2phone

(Seats in thousands at end of period. $ in millions. Numbers may not foot due to rounding.)

				4Q26-4Q25				FY26-FY25
	4Q26	3Q26	4Q25	(% Δ)		FY26	FY25	(% Δ)
Seats	447	441	422	+6%

Revenue
Subscription revenue*	$24.5	$24.0	$22.2	+10%		$94.9	$85.7	+11%
Other revenue	$0.5	$0.4	$0.5	(8)%		$1.7	$2.1	(19)%
Total Revenue	$24.9	$24.4	$22.8	+9%		$96.6	$87.9	+10%

Gross profit	$20.2	$19.6	$18.1	+11%		$77.8	$69.7	+12%
Gross profit margin	81.0%	80.6%	79.5%	+140	bps	80.6%	79.3%	+120	bps
SG&A	$14.4	$14.1	$13.3	+9%		$56.3	$52.4	+8%
Technology and development	$3.1	$3.1	$3.0	+3%		$12.3	$11.7	+5%
Income from operations	$2.6	$2.4	$1.5	+75%		$9.1	$4.9	+84%
Adjusted EBITDA	$4.4	$4.1	$3.5	+26%		$16.1	$12.1	+33%
CapEx	$1.6	$1.8	$1.7	(7)%		$6.9	$6.6	+4%

net2phone Take-Aways:

●

The increases in subscription revenue*, +10% in 4Q26 and +11% in FY 2026, were +7% and +8%, respectively, on a constant currency* basis, reflecting weakness in the U.S. dollar versus local currencies in certain of net2phone's key markets.

●	The strong increases in net2phone profitability in both 4Q26 and FY 2026 reflect the leverage of net2phone's business model and the incremental contributions of its AI-powered offerings.

●

net2phone introduced an integration layer in 4Q26, enabling net2phone’s solutions to work seamlessly with the customer’s native, mission-critical business software without the need for developers, custom coding, or webhooks. Because they securely read from, and write to, connected CRM and communications platforms, net2phone’s solutions can be synced through the integration layer with customer records and accounts, while actions are reflected in real time in the relevant systems of record and are reviewable through an audit trail.

Traditional Communications

($ in millions. Numbers may not foot due to rounding.)

				4Q26-4Q25				FY26-FY25
	4Q26	3Q26	4Q25	(% Δ)		FY26	FY25	(% Δ)
Revenue
IDT Digital Payments	$113.9	$103.9	$107.0	+6%		$429.2	$416.3	+3%
IDT Global	$56.1	$55.6	$55.9	+0.4%		$231.5	$209.6	+10%
BOSS Revolution	$44.2	$43.4	$49.3	(10)%		$180.3	$211.2	(15)%
Other	$7.8	$5.5	$5.3	+49%		$24.9	$23.1	+8%
Total Revenue	$222.0	$208.3	$217.4	+2%		$865.9	$860.2	+1%

Gross profit	$41.1	$40.3	$41.0	+0.4%		$162.6	$168.9	(4)%
Gross profit margin	18.5%	19.4%	18.8%	(30	)bps	18.8%	19.6%	(80	)bps
SG&A	$18.3	$17.9	$19.9	(8)%		$75.6	$79.9	(5)%
Technology and development	$5.6	$5.6	$5.3	+6%		$22.5	$21.5	+5%
Income from operations	$16.6	$16.7	$15.4	+8%		$63.4	$66.5	(5)%
Adjusted EBITDA	$19.9	$19.7	$17.8	+12%		$77.3	$76.4	+1%
CapEx	$1.7	$1.5	$1.4	+22%		$6.3	$5.3	+21%

Traditional Communications Take-Aways:

●	In FY 2026, the Traditional Communications segment increased Adjusted EBITDA levels for the second consecutive year, underscoring the durability of the segment's cash generation.

●

IDT Digital Payments has launched an eSIM digital catalog through its Zendit B2B prepaid platform and in the BOSS Revolution app, further expanding its large and diversified catalog of prepaid offerings. The eSIM catalog targets the large and rapidly growing travel data roaming market, offering over 5,000 plans in 190+ countries.

OTHER FINANCIAL RESULTS

Consolidated results for all periods presented include corporate overhead. Corporate Adjusted EBITDA declined to ($3.5) million in 4Q26 from ($2.5) million in 4Q25. In FY 2026, corporate Adjusted EBITDA declined to ($10.8) million from  ($10.7) million in FY 2025.

As of July 31, 2026, IDT held $271.9 million in unrestricted cash, cash equivalents, debt securities, and current equity investments, an increase of $20.5 million from the level at April 30, 2026. Also at July 31, 2026, current assets totaled $655.4 million and current liabilities totaled $351.9 million. The Company had no outstanding debt at the quarter end.

Net cash provided by operating activities in 4Q26 increased to $44.4 million from $31.0 million in 4Q25. Exclusive of changes in customer funds deposits at IDT’s Fintech segment, adjusted net cash provided by operating activities* in 4Q26 decreased to $26.4 million from $37.1 million in 4Q25.

In FY 2026, net cash provided by operating activities decreased to $91.1 million from $127.1 million in FY 2025. Exclusive of changes in customer funds deposits in IDT’s Fintech segment, adjusted net cash provided by operating activities in FY 2026 decreased to $60.9 million from $107.8 million in FY 2025.  The decrease primarily stemmed from the timing of working capital movements associated with the daily changes in settlement assets and disbursement prefunding at BOSS Money.

Capital expenditures increased to $6.0 million in 4Q26 from $5.3 million in 4Q25. For FY 2026, capital expenditures increased to $23.1 million from $20.8 million in FY 2025.

IDT repurchased 30,752 shares of its Class B common stock through open market transactions during 4Q26 for approximately $2.0 million.  Open market repurchases during FY 2026 totaled 421,938 shares for approximately $21.0 million.

FY 2027 FINANCIAL OUTLOOK

For FY 2027, IDT expects to again grow consolidated gross profit by double digits, consistent with its average annual growth rate over the past several years, to a range of $545 million to $555 million.

Building on record Adjusted EBITDA of $154.6 million in FY 2026, IDT's fiscal 2027 guidance reflects continued, strong profitability growth, with Adjusted EBITDA expected to range from $176 million to $180 million, with each operating segment contributing to that growth.

DIVIDEND

IDT’s Board of Directors has declared a quarterly cash dividend of $0.07 per share payable on October 14, 2026, to stockholders of record as of October 5, 2026.

IDT EARNINGS ANNOUNCEMENT INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been furnished on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results followed by Q&A with investors.  To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the U.S.) or 1-973-528-0011 (international) and provide the following access code: 266780.

A replay of the conference call will be available approximately three hours after the call concludes through October 12, 2026. To access the call replay, dial 1-877-481-4010 (toll-free from the U.S.) or 1-919-882-2331 (international) and provide this replay passcode: 54497.  The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) is a global provider of fintech, communications and AI-powered customer experience solutions through a portfolio of synergistic businesses: National Retail Solutions (NRS), through its point-of-sale (POS) platform, enables independent retailers to operate more effectively while providing advertisers and marketers with unprecedented reach into underserved consumer markets; BOSS Money facilitates innovative international remittances and fintech payments solutions; net2phone provides enterprises and organizations with intelligently integrated cloud communications and contact center services across channels and devices; IDT Digital Payments and the BOSS Revolution calling service make sharing prepaid products and services and speaking with friends and family around the world convenient and reliable, and IDT Global and IDT Express enable communications service providers to provision and manage international voice and SMS messaging.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)
July 31,	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$220,686	$226,505
Restricted cash and cash equivalents	138,650	115,327
Debt securities	38,612	21,649
Equity investments	12,642	5,637
Trade accounts receivable, net of allowance for credit losses of $6,938 and $9,097 at July 31, 2026 and 2025, respectively	60,750	44,932
Settlement assets, net of reserve of $1,535 and $1,367 at July 31, 2026 and 2025, respectively	55,013	28,014
Disbursement prefunding	84,751	37,097
Prepaid expenses	13,395	12,440
Other current assets	30,867	28,702
TOTAL CURRENT ASSETS	655,366	520,303
Property, plant, and equipment, net	41,864	38,869
Goodwill	26,539	26,488
Other intangibles, net	8,762	5,056
Equity investments	6,068	6,658
Operating lease right-of-use assets	1,448	1,878
Deferred income tax assets, net	18,002	18,790
Other assets	6,208	8,161
TOTAL ASSETS	$764,257	$626,203
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$18,629	$19,435
Accrued expenses	106,434	97,295
Deferred revenue	27,124	27,726
Customer funds deposits	147,654	114,708
Settlement liabilities	16,988	13,922
Other current liabilities	35,050	19,910
TOTAL CURRENT LIABILITIES	351,879	292,996
Operating lease liabilities	817	1,103
Other liabilities	3,609	1,688
TOTAL LIABILITIES	356,305	295,787
Commitments and contingencies
Redeemable noncontrolling interest	11,842	11,459
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2026 and 2025	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 28,569 and 28,528 shares issued and 23,264 and 23,656 shares outstanding at July 31, 2026 and 2025, respectively	285	285
Additional paid-in capital	319,225	308,111
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 5,305 and 4,872 shares of Class B common stock at July 31, 2026 and 2025, respectively	(165,379)	(143,853)
Accumulated other comprehensive loss	(14,097)	(16,569)
Retained earnings	237,253	157,124
Total IDT Corporation stockholders’ equity	377,320	305,131
Noncontrolling interests	18,790	13,826
TOTAL EQUITY	396,110	318,957
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY	$764,257	$626,203

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)
Year ended July 31,	2026	2025	2024
REVENUES	$1,297,960	$1,231,495	$1,205,778
Direct cost of revenues	801,172	785,300	815,621
GROSS PROFIT	496,788	446,195	390,157
OPERATING EXPENSES:
Selling, general and administrative (i)	318,346	287,567	270,207
Technology and development (i)	55,743	50,964	50,554
Severance	1,191	898	1,698
Other operating expense, net	343	6,342	2,945
TOTAL OPERATING EXPENSES	375,623	345,771	325,404
Income from operations	121,165	100,424	64,753
Interest income, net	6,567	6,127	4,769
Other income (expense), ne	2,245	(713)	(7,612)
Income before income taxes	129,977	105,838	61,910
(Provision for) benefit from income taxes	(34,883)	(24,699)	6,354
NET INCOME	95,094	81,139	68,264
Net income attributable to noncontrolling interests	(8,461)	(5,045)	(3,810)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$86,633	$76,094	$64,454

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$3.47	$3.02	$2.55
Diluted	$3.46	$3.01	$2.54

Weighted-average number of shares used in calculation of earnings per share:
Basic	24,995	25,188	25,241
Diluted	25,023	25,295	25,398

(i) Stock-based compensation included in total operating expenses	$10,544	$3,074	$7,397

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
Year ended July 31,	2026	2025	2024
OPERATING ACTIVITIES
Net income	$95,094	$81,139	$68,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,400	21,008	20,351
Deferred income taxes	789	16,217	(10,907)
Provision for credit losses and reserve for settlement assets	5,509	7,090	4,390
Stock-based compensation expense	10,544	3,074	7,397
Other	79	2,199	4,579
Changes in assets and liabilities:
Trade accounts receivable	(19,185)	(5,989)	(13,695)
Prepaid expenses, other current assets, and other assets	690	4,835	5,510
Settlement assets and disbursement prefunding	(75,087)	(13,861)	8,219
Trade accounts payable, accrued expenses, settlement liabilities, other current liabilities, and other liabilities	22,680	(4,814)	(9,081)
Customer funds deposits	30,144	19,235	(1,820)
Deferred revenue	(1,588)	(3,072)	(5,016)
Net cash provided by operating activities	91,069	127,061	78,191
INVESTING ACTIVITIES
Capital expenditures	(23,107)	(20,770)	(18,922)
Purchase of convertible preferred stock in equity method investment	—	(926)	(2,017)
Payments for acquisition	(1,500)	—	—
Notes receivable from equity method investment	(310)	(1,900)	—
Purchase of equity investments	(1,695)	—	—
Purchases of debt securities and equity investments	(64,402)	(33,453)	(29,921)
Proceeds from maturities and sales of debt securities and equity securities	43,348	36,310	50,112
Net cash used in investing activities	(47,666)	(20,739)	(748)
FINANCING ACTIVITIES
Dividends paid	(6,504)	(5,550)	(2,536)
Distributions to noncontrolling interests	(2,743)	(100)	(112)
Proceeds from borrowings under revolving credit facility	21,421	24,551	32,864
Repayments on borrowings under revolving credit facility	(21,421)	(24,551)	(32,864)
Purchase of restricted shares of net2phone and NRS common stock	—	—	(4,131)
Proceeds from borrowings	185	—	—
Repayments of borrowings	(185)	—	—
Proceeds from exercise of stock options	200	—	172
Repurchases of Class B common stock	(21,526)	(17,773)	(10,619)
Net cash used in financing activities	(30,573)	(23,423)	(17,226)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	4,674	3,477	(3,584)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	17,504	86,376	56,633
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of year	341,832	255,456	198,823
Cash, cash equivalents, and restricted cash and cash equivalents at end of year	$359,336	$341,832	$255,456

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Fiscal Years 2026 and 2025

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed (a) Adjusted EBITDA for 4Q26, 3Q26, 4Q25, and the full fiscal years 2026 and 2025, (b) Non-GAAP earnings per diluted share (Non-GAAP EPS) for 4Q26, 4Q25, and the full fiscal years 2026 and 2025, (c) NRS’ ‘Rule of 40’ score for 4Q26, and (d) Non-GAAP adjusted net cash provided by operating activities for 4Q26, 4Q25, and the full fiscal years 2026 and 2025. These are Non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. The following explains these terms and their respective reconciliations to the most directly comparable GAAP measures.

Generally, a Non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA on a consolidated basis starts with net income attributable to IDT in accordance with GAAP  and adds severance expense, stock-based compensation, and other operating expenses, and deducts other operating gain and income tax benefits.  IDT's measure of Adjusted EBITDA on a reporting segment basis starts with income from operations (segments) in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and other operating expenses, and deducts other operating income.

IDT’s measure of Non-GAAP EPS is calculated by dividing Non-GAAP net income by the diluted weighted-average shares. IDT’s measure of Non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expenses, and deducts other operating gains and income tax benefits. The income tax effect of these adjustments is then deducted or added, as applicable. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2026 and fiscal 2025 periods.

Management believes that IDT’s Adjusted EBITDA and Non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allow for greater transparency of the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Other operating expense, net, primarily includes legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action and gains from the write-off of contingent consideration liabilities. From time to time, IDT may have gains or incur costs related to non-routine legal, tax, and other matters; however, these various items generally do not occur each quarter. IDT believes the gains and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Adjusted EBITDA and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business and operating segments with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 4Q25, IDT decreased its deferred income tax valuation allowance due to profitability in the United Kingdom and recorded an income tax benefit of $3.3 million in the quarter and FY 2025. This income tax benefit was excluded from IDT’s Non-GAAP EPS because it was not related to the results of IDT’s core operations.

Adjusted EBITDA and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

The ‘Rule of 40’ score is a metric used to evaluate the performance of SaaS providers. It postulates that a SaaS provider’s revenue growth rate plus its EBITDA margin should equal or exceed 40 percent. The ‘Rule of 40’ is typically used to assess a company’s balance between growth and profitability. A total of over 40 is thought to indicate a healthy combination of expansion and financial stability, making it a useful tool for management and investors to gauge the potential for long-term success and make informed decisions about resource allocation and business strategy.

NRS’ ‘Rule of 40’ score is computed by adding (a) the growth rate of NRS' revenue for the current period compared to the corresponding year ago period to (b) the Adjusted EBITDA margin for the twelve-month period through the end of the current period. Adjusted EBITDA is a Non-GAAP measure as discussed above. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by GAAP revenue for the relevant period.

In 3Q26 and prior quarters, NRS used recurring revenue to calculate the revenue growth rate.  Recurring revenue excluded revenue from the sale of NRS terminals. The revised definition using total revenue captures the impact of terminal sales and pricing decisions, providing a measure more closely aligned with NRS' underlying financial performance.

IDT’s Non-GAAP adjusted measure of net cash provided by operating activities is calculated by excluding the impact of changes in customer deposits from net cash provided by operating activities. This measure provides a more meaningful measure of the cash generated by our core business operations, making it a more useful tool for management and investors to evaluate the cash generation of our business operations, and to compare IDT’s cash generation with companies that do not have, or have different levels of, customer deposits. Customer deposits are, by regulation, not available to fund IDT’s operating activities.

Following are reconciliations of Adjusted EBITDA and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, (i) income (loss) from operations for IDT’s reportable segments and (ii) net income for IDT on a consolidated basis, and (b) for Non-GAAP EPS, diluted earnings per share. Also following is NRS’ ‘Rule of 40’ score computation including the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, income from operations, and IDT’s Non-GAAP adjusted measure of net cash provided by operating activities reconciled to GAAP net cash provided by operating activities.

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA for 4Q26, 3Q26, and 4Q25

(unaudited) in millions. Figures may not foot or cross-foot due to rounding

	Total IDT	Traditional
	Corporation	Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2026
Net income attributable to IDT Corporation	$21.7
Adjustments:
Net income attributable to noncontrolling interests	2.7
Net income	24.4
Provision for income taxes	12.1
Income before income taxes	36.5
Interest income, net	(1.7)
Other income, net	(1.6)
Income (loss) from operations	$33.2	$16.6	$2.6	$12.0	$5.5	$(3.5)
Depreciation and amortization	5.3	1.7	1.7	1.2	0.6	0.0
Stock-based compensation	1.8	0.9	-	0.3	0.3	0.3
Severance expense	0.7	0.6	0.0	0.0	0.1	-
Other operating expense (gain), net	0.3	0.1	0.0	0.5	-	(0.3)
Adjusted EBITDA	$41.2	$19.9	$4.4	$14.0	$6.5	$(3.5)

	Total IDT	Traditional
	Corporation	Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended April 30, 2026
Net income attributable to IDT Corporation	$21.6
Adjustments:
Net income attributable to noncontrolling interests	2.1
Net income	23.7
Provision for income taxes	8.5
Income before income taxes	32.3
Interest income, net	(1.6)
Other income, net	(0.9)
Income (loss) from operations	$29.8	$16.7	$2.4	$8.2	$5.6	$(3.0)
Depreciation and amortization	5.4	1.8	1.7	1.2	0.7	-
Stock-based compensation	2.4	1.2	-	0.4	0.4	0.4
Severance expense	0.1	0.1	-	-	-	-
Other operating (gains), net	(0.2)	-	-	-	-	(0.2)
Adjusted EBITDA	$37.5	$19.7	$4.1	$9.8	$6.6	$(2.8)

	Total IDT	Traditional
	Corporation	Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2025
Net income attributable to IDT Corporation	$16.9
Adjustments:
Net income attributable to noncontrolling interests	0.6
Net income	17.5
Provision for income taxes	2.9
Income before income taxes	20.4
Interest income, net	(1.8)
Other expense, net	3.2
Income (loss) from operations	$21.9	$15.4	$1.5	$5.8	$4.8	$(5.7)
Depreciation and amortization	5.3	1.8	1.6	1.1	0.7	-
Stock-based compensation	0.4	0.2	-	0.2	-	-
Severance expense	0.3	0.1	0.1	-	-	-
Other operating expense, net	5.9	0.2	0.2	2.4	-	3.1
Adjusted EBITDA	$33.8	$17.8	$3.5	$9.5	$5.5	$(2.5)

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA for FY 2026 and FY 2025

(unaudited) in millions. Figures may not foot or cross-foot due to rounding

	Total IDT	Traditional
	Corporation	Comm.	net2phone	NRS	Fintech	Corporate
For the Twelve Months Ended July 31, 2026
Net income attributable to IDT Corporation	$86.6
Adjustments:
Net income attributable to noncontrolling interests	8.5
Net income	95.1
Provision for income taxes	34.9
Income before income taxes	130.0
Interest income, net	(6.6)
Other income, net	(2.2)
Income (loss) from operations	$121.2	$63.4	$9.1	$39.3	$21.5	$(12.1)
Depreciation and amortization	21.4	7.0	6.8	4.8	2.8	0.0
Stock-based compensation	10.5	5.7	0.0	1.3	1.8	1.7
Severance	1.2	0.9	0.1	0.1	0.1	-
Other operating expense (gain), net	0.3	0.2	0.0	0.4	-	(0.4)
Adjusted EBITDA	$154.6	$77.3	$16.1	$45.8	$26.2	$(10.8)

	Total IDT	Traditional
	Corporation	Comm.	net2phone	NRS	Fintech	Corporate
For the Twelve Months Ended July 31, 2025
Net income attributable to IDT Corporation	$76.1
Adjustments:
Net income attributable to noncontrolling interests	5.0
Net income	81.1
Provision for income taxes	24.7
Income before income taxes	105.8
Interest income, net	(6.1)
Other expense, net	0.7
Income (loss) from operations	$100.4	$66.5	$4.9	$27.8	$15.4	$(14.2)
Depreciation and amortization	21.0	7.6	6.4	4.1	2.9	0.1
Stock-based compensation	3.1	1.4	-	1.1	0.2	0.4
Severance	0.9	0.7	0.1	-	-	-
Other operating expense, net	6.3	0.2	0.6	2.4	-	3.1
Adjusted EBITDA	$131.7	$76.4	$12.1	$35.4	$18.6	$(10.7)

IDT Corporation

Reconciliation of Earnings Per Share (EPS) to Non-GAAP EPS for 4Q26, 4Q25, FY 2026 and FY 2025

(unaudited) in millions, except per share data. Figures may not foot due to rounding

	4Q26	4Q25	FY26	FY25

Net income attributable to IDT Corporation	$21.7	$16.9	$86.6	$76.1
Adjustments (add) subtract:
Income tax benefit	-	3.3	-	3.3
Stock-based compensation	(1.8)	(0.4)	(10.5)	(3.1)
Severance expense	(0.7)	(0.3)	(1.2)	(0.9)
Other operating expense, net	(0.3)	(5.9)	(0.3)	(6.3)
Total adjustments	$(2.7)	$(3.3)	$(12.1)	$(7.0)
Income tax effect of total adjustments	(0.9)	(0.9)	(3.2)	(2.3)
Total adjustments, net of tax	1.8	2.4	8.9	4.7
Non-GAAP net income	$23.5	$19.3	$95.5	$80.8

Earnings per share:
Basic	$0.87	$0.67	$3.47	$3.02
Total adjustments, net of tax	0.07	0.09	0.36	0.18
Non-GAAP - basic	$0.95	$0.76	$3.82	$3.20

Weighted-average number of shares used in calculation of basic earnings per share	24.9	25.2	25.0	25.2

Diluted	$0.87	$0.67	$3.46	$3.01
Total adjustments, net of tax	0.07	0.09	0.36	0.18
Non-GAAP - diluted	$0.94	$0.76	$3.82	$3.19

Weighted-average number of shares used in calculation of diluted earnings per share	24.9	25.2	25.0	25.3

IDT Corporation

NRS’ ‘Rule of 40’ Score For 4Q26

(unaudited) in millions. Figures may not foot due to rounding to millions

					Trailing Twelve
					Months (TTM)
	1Q26	2Q26	3Q26	4Q26	4Q26

Reconciliation of NRS’ Income from Operations to Adjusted EBITDA

Income from operations	$8.9	$10.2	$8.2	$12.0	$39.3
Depreciation and amortization	1.1	1.2	1.2	1.2	4.8
Stock-based compensation	0.2	0.4	0.4	0.3	1.3
Severance expense	0.0	0.0	0.0	0.0	0.1
Other operating expense, net	-	-	(0.0)	0.5	0.4
Adjusted EBITDA	$10.3	$11.8	$9.8	$14.0	$45.8

	4Q26	4Q25

NRS’ ‘Rule of 40’ Score

NRS revenue	$45.0	$34.3

Revenue growth rate	31%

TTM Adjusted EBITDA from above	$45.8
TTM total revenue	159.4
TTM Adjusted EBITDA margin	29%

'Rule of 40'	60

IDT Corporation

Adjusted net cash provided by operating activities for 4Q26, 4Q25, FY 2026 and FY 2025

(unaudited) in millions. Figures may not foot due to rounding to millions

(in millions)
Three months ended July 31,	4Q26	4Q25
Net cash provided by operating activities (GAAP)	$44.4	$31.0
Changes in customer deposits	(18.0)	6.1
Adjusted net cash provided by operating activities (Non-GAAP)	$26.4	$37.1

(in millions)
Full year ended July 31,	FY26	FY25
Net cash provided by operating activities (GAAP)	$91.1	$127.1
Changes in customer deposits	(30.1)	(19.2)
Adjusted net cash provided by operating activities (Non-GAAP)	$60.9	$107.8

Explanation of Key Performance Metrics

net2phone’s subscription revenue is calculated by subtracting net2phone’s equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil from its revenue in accordance with GAAP. net2phone’s cloud communications and contact center offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues and are strong indications of the top-line growth and performance of the business.

Constant currency as it relates to revenue provides a framework for assessing net2phone’s performance that excludes the effect of foreign currency rate fluctuations. To determine net2phone’s subscription revenue growth on a constant currency basis, current period revenues from entities reporting in currencies other than U.S. Dollars (USD) were converted to USD at the average monthly exchange rates in effect during the prior fiscal year’s comparative period instead of the average monthly exchange rates in effect during the current period.

NRS’ average monthly network gross profit per location (average monthly GP per location) is calculated by dividing NRS’ gross profit generated within its retailer network by the average number of locations with either an active POS terminal, or an active payment processing account, or both, during the period. The average number of retailer locations is calculated by adding locations at the beginning and end of the period and dividing by two. The result is divided by three when the period is a fiscal quarter, and by twelve when the period is a fiscal year. Average monthly GP per location is useful for comparisons of NRS’ gross profit and gross profit per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the retailer customer base.

BOSS Money Transactions are a nonfinancial metric that measures customer usage during a reporting period. Average BOSS Money Revenue per Transaction measures the revenue productivity of BOSS Money’s remittance business. It is calculated by dividing BOSS Money revenue during the period by the number of transactions. Average BOSS Money Revenue per Transaction is a key metric for evaluating the productivity and operational performance of the business.

BOSS Money’s Digital Send Volume is the aggregate amount of principal remitted by BOSS Money’s digital customers – those using the BOSS Money and BOSS Revolution apps to originate remittances. BOSS Money's Digital Send Volume is a key metric for evaluating the operational performance of the digital channel of the remittance business, and for comparing the performance of BOSS Money’s digital channel to competitors in the remittance business as well as to performance to other temporal periods.

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